Exhibit 99.1

Wright Express Reports Second Quarter 2010 Financial Results

Results Exceed Guidance, Driven by Growth in Fleet Transaction Volume, Increased MasterCard Purchase Volume and Lower-than-Expected Credit Loss

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--July 27, 2010--Wright Express Corporation (NYSE: WXS), a leading provider of payment processing and information management services to the U.S. commercial and government fleet industry, today reported financial results for the three months ended June 30, 2010.

Total revenue for the second quarter of 2010 increased 17% to $91.4 million from $77.9 million for the second quarter of 2009. Net income to common shareholders on a GAAP basis was $30.0 million, or $0.77 per diluted share, compared with $93.2 million, or $2.36 per diluted share, for the second quarter last year, which included a pre-tax gain of $136.5 million on the prepayment of the Company’s liability under a tax-receivable agreement.

On a non-GAAP basis, the Company’s adjusted net income for the second quarter of 2010 increased 20% to $26.8 million, or $0.68 per diluted share, from $22.4 million, or $0.57 per diluted share, for the year-earlier period.

Wright Express uses fuel-price derivative instruments to mitigate financial risks associated with the variability in fuel prices. For the second quarter of 2010, the Company’s GAAP financial results include an unrealized $6.5 million pre-tax, non-cash, mark-to-market gain on these instruments. For the second quarter of 2009, the Company reported an unrealized pre-tax, non-cash, mark-to-market loss of $22.6 million.

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the second quarters of 2010 and 2009.

Management uses the non-GAAP measures presented within this news release to evaluate the Company’s performance on a comparable basis to eliminate the volatility associated with its derivative instruments and to measure the amount of cash that is available for making payments on the Company’s financing debt and for discretionary purposes. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for disclosure in accordance with GAAP.

Second Quarter 2010 Performance Metrics

  Average number of vehicles serviced was approximately 4.6 million.
  Total fuel transactions processed were level with the second quarter of 2009 at 66.3 million. Payment processing transactions increased 2.5% to 52.9 million, and transaction processing transactions declined 8% to 13.4 million.
  Total revenue for the fleet segment grew 15% from the second quarter of 2009 to $78.4 million.
  Fleet payment processing revenue increased 23% from the second quarter of 2009 to $54.5 million.
  Average expenditure per payment processing transaction increased 24% from the second quarter of 2009 to $58.74.
  Average retail fuel price increased 23% to $2.87 per gallon from $2.33 per gallon in the second quarter of 2009.
  Total MasterCard purchase volume grew 34% to $1,036 million, from $771 million for the second quarter of 2009.

To provide investors with additional insight into its operational performance, Wright Express has included in this news release a table of selected non-financial metrics for the five quarters ended June 30, 2010. This table is presented as Exhibit 2.

Management Comments on the Second Quarter

“Two of our key business metrics improved significantly in the second quarter,” said Michael Dubyak, Chairman and CEO. “Fleet fueling volume in our installed base – or same-store sales – grew 4% year-over-year. In addition, the average number of vehicles serviced was up by nearly 100,000 from the sequential first quarter – the first such increases since the fourth quarter of 2008. These items, combined with stronger-than-expected MasterCard purchase volume and lower-than-expected credit loss, enabled us to outperform our second-quarter guidance, as total revenue increased 17% from the second quarter of 2009 and adjusted net income grew 20%.”

“We are continuing to invest in building the strongest front-end capabilities in the fleet card industry, and our sales force produced significant new business in the second quarter,” Dubyak said. “Our large customer wins included the State of Florida, the New York City Metropolitan Transportation Authority and the U.S. Department of the Treasury. These new fleets represent competitive wins that will add more than 35,000 vehicles to our portfolio.”

“While driving organic growth in the fleet business, we also have been working strategically to expand the Wright Express footprint in ways that reduce the fuel-price sensitivity of our operating model, while at the same time adding to the overall product and service value we can provide our customers,” said Dubyak. “The Company’s new diversified businesses, led by our MasterCard program, are continuing to perform well. These businesses contributed more than $20 million, or 22% of our total revenue this quarter, up from 21% of total revenue in the second quarter of 2009, despite the increase in fuel prices since then.”

“In addition to exceeding our guidance in the second quarter, the business continued to generate strong cash flow,” Dubyak said. “As a result, we were able to maintain excellent liquidity while repurchasing $10.5 million, or 334,000 shares, of Wright Express stock. We repurchased approximately 261,000 additional shares in July, bringing total repurchases for 2010 to approximately $18 million, or 595,000 shares.”

“Although the outlook for the economy has become more uncertain and we are watching the trends very closely, we have yet to see signs of an impending slowdown in our business,” said Dubyak. “We remain enthusiastic about our market opportunities and focused on delivering consistent results for our shareholders for the long term.”

Financial Guidance

Wright Express Corporation is issuing financial guidance for the third quarter of 2010 and updating its guidance for full-year 2010. Reflecting the trends in the business, this guidance assumes that volume in our existing customer base, or same store sales volume, will be positive for the remainder of the year.

The Company’s guidance also assumes that third-quarter 2010 fleet credit loss will range from 11 to 16 basis points, and that fleet credit loss for full-year 2010 will range from 14 to 19 basis points.

The Company’s guidance does not reflect the impact of any stock repurchases that may occur in 2010 subsequent to repurchases completed as of today. In addition, this guidance excludes the impact of non-cash, mark-to-market adjustments on the Company’s fuel-price-related derivative instruments and the amortization of purchased intangibles. The fuel prices referenced below are based on the applicable NYMEX futures price, which is significantly lower than the price assumed in the Company’s prior full-year 2010 guidance:

  For the third quarter of 2010, Wright Express expects revenue in the range of $91 million to $96 million. This is based on an assumed average retail fuel price of $2.75 per gallon.
  Adjusted net income for the third quarter of 2010 is expected to be in the range of $25 million to $27 million, or $0.65 to $0.70 per diluted share, based on approximately 39 million shares outstanding.
  For the full year 2010, the Company expects revenue in the range of $354 million to $364 million. This is based on an assumed average retail fuel price of $2.75 per gallon.
  Adjusted net income for full-year 2010 is expected to be in the range of $97 million to $101 million, or $2.47 to $2.57 per diluted share, based on approximately 39 million shares outstanding.

Conference Call Details

In conjunction with this announcement, Wright Express will host a conference call today, July 27, 2010, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the Wright Express website, www.wrightexpress.com. The live conference call also can be accessed by dialing (877) 407-5790 or (201) 689-8328. A replay of the webcast will be available on the Company's website.

About Wright Express

Wright Express is a leading global provider of payment processing and information management services. Wright Express captures and combines transaction information from its proprietary network with specialized analytical tools and purchasing control capabilities in a suite of solutions that enable fleets to manage their vehicles more effectively. The Company’s charge cards are used by commercial and government fleets to purchase fuel and maintenance services for approximately 4.6 million vehicles. Wright Express markets its services directly to fleets and as an outsourcing partner for its strategic relationships and franchisees. The Company’s business portfolio includes a MasterCard-branded corporate card as well as TelaPoint, a provider of supply chain software solutions for petroleum distributors and retailers, and Pacific Pride, an independent fuel distributor franchisee network, as well as international subsidiaries. For more information about Wright Express, please visit www.wrightexpress.com.

This press release contains forward-looking statements, including statements regarding: efforts to strategically expand the Company's business to reduce the fuel-price sensitivity of its operating model; enthusiasm about market opportunities; focus on delivering long-term, consistent results; and financial guidance. Forward-looking statements can generally be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These forward-looking statements include a number of risks and uncertainties that could cause actual results to differ materially, including: fuel price volatility; the Company's failure to maintain or renew key agreements; failure to expand the Company's technological capabilities and service offerings as rapidly as the Company's competitors; the actions of regulatory bodies, including bank and securities regulators, or possible changes in banking, financial and derivatives regulations impacting the Company's industrial loan bank and the Company as the corporate parent; the uncertainties of litigation; the effects of general economics on fueling patterns and the commercial activity of fleets, as well as other risks and uncertainties identified in Item 1A of the Company's Annual Report for the year ended December 31, 2009, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2010 and the Company's subsequent periodic and current reports. The Company's forward-looking statements and these factors do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Service Revenues
Payment processing revenue	$65,604	$53,043	$123,368	$97,357
Transaction processing revenue	4,242	4,363	8,401	8,661
Account servicing revenue	8,241	9,308	16,510	18,267
Finance fees	8,502	7,279	16,886	14,343
Other	4,119	2,938	8,683	5,737

Total service revenues	90,708	76,931	173,848	144,365

Product Revenues
Hardware and equipment sales	727	944	1,433	2,008

Total revenues	91,435	77,875	175,281	146,373

Expenses
Salary and other personnel	20,447	18,259	40,067	36,112
Service fees	9,468	5,974	17,062	12,156
Provision for credit losses	2,851	2,567	8,762	6,802
Technology leasing and support	3,261	2,237	6,085	4,397
Occupancy and equipment	2,043	1,969	4,087	4,357
Depreciation and amortization	5,737	5,338	11,610	10,583
Operating interest expense	1,429	2,563	2,871	6,701
Cost of hardware and equipment sold	655	763	1,198	1,756
Other	6,197	5,833	12,002	11,813

Total operating expenses	52,088	45,503	103,744	94,677

Operating income	39,347	32,372	71,537	51,696

Financing interest expense	(693)	(2,048)	(1,419)	(4,068)
(Loss) on foreign currency transactions	40	(12)	43	(12)
Gain on settlement of portion of amounts due under tax receivable agreement	-	136,485	-	136,485
Net realized and unrealized gain (loss) on fuel price derivatives	9,363	(18,110)	7,583	(17,457)
Increase in amount due under tax receivable agreement	-	-	-	(570)

Income before income taxes	48,057	148,687	77,744	166,074

Income taxes	18,021	55,497	29,154	61,907

Net income	30,036	93,190	48,590	104,167

Changes in available-for-sale securities, net of tax effect of $41 and $59 in 2010 and $(11) and $21 in 2009	74	(20)	108	37
Changes in interest rate swaps, net of tax effect of $13 and $(56) in 2010 and $410 and $816 in 2009	21	708	(96)	1,408
Foreign currency translation	(335)	(150)	(533)	(174)

Comprehensive income	$29,796	$93,728	$48,069	$105,438

Earnings per share:
Basic	$.77	$2.43	$1.26	$2.71
Diluted	$.77	$2.36	$1.24	$2.65

Weighted average common shares outstanding:
Basic	38,830	38,418	38,582	38,378
Diluted	39,136	39,517	39,115	39,356

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	June 30, 2010	December 31, 2009

Assets
Cash and cash equivalents	$13,208	$39,304
Accounts receivable (less reserve for credit losses of $7,707 in 2010 and $10,660 in 2009)	1,025,898	844,152
Income taxes receivable	529	—
Available-for-sale securities	9,639	10,596
Fuel price derivatives, at fair value	5,865	6,152
Property, equipment and capitalized software, net	49,382	44,991
Deferred income taxes, net	168,166	183,602
Goodwill	315,071	315,227
Other intangible assets, net	31,923	34,815
Other assets	19,338	20,823

Total assets	$1,639,019	$1,499,662

Liabilities and Stockholders' Equity
Accounts payable	$376,730	$283,149
Accrued expenses	28,004	30,861
Income taxes payable	—	1,758
Deposits	519,565	423,287
Borrowed federal funds	24,818	71,723
Revolving line-of-credit facility	91,200	128,000
Other liabilities	1,767	1,815
Amounts due under tax receivable agreement	103,848	107,753
Preferred stock; 10,000 shares authorized:
Series A non-voting convertible, redeemable preferred stock; 0.1 shares issued and outstanding	—	10,000

Total liabilities	$1,145,932	$1,058,346

Commitments and contingencies

Stockholders' Equity
Common stock $0.01 par value; 175,000 shares authorized, 41,839 in 2010 and 41,167 in 2009 shares issued; 38,605 in 2010 and 38,196 in 2009 shares outstanding	418	412
Additional paid-in capital	126,223	112,063
Retained earnings	460,728	412,138
Other comprehensive loss, net of tax:
Net unrealized gain on available-for-sale securities	131	23
Net unrealized loss on interest rate swaps	(272)	(176)
Net foreign currency translation adjustment	(667)	(134)

Accumulated other comprehensive loss	(808)	(287)

Less treasury stock at cost, 3,305 shares in 2010 and 2,971 shares in 2009	(93,474)	(83,010)

Total stockholders' equity	493,087	441,316

Total liabilities and stockholders' equity	$1,639,019	$1,499,662

WRIGHT EXPRESS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	Six months ended June 30,
	2010	2009

Cash flows from operating activities
Net income	$48,590	$104,167
Adjustments to reconcile net income to net cash used for operating activities:
Fair value change of fuel price derivatives	287	29,045
Stock-based compensation	2,976	2,862
Depreciation and amortization	12,067	10,897
Gain on settlement of portion of amounts due under tax receivable agreement	—	(136,485)
Deferred taxes	15,428	51,163
Provision for credit losses	8,762	6,802
Loss on disposal of property and equipment	—	31
Impairment of internal-use software	—	421
Changes in operating assets and liabilities:
Accounts receivable	(190,626)	(207,724)
Other assets	1,171	(2,189)
Accounts payable	93,653	117,109
Accrued expenses	(2,975)	(8,154)
Income taxes	(2,283)	10,353
Other liabilities	(29)	(1,627)
Amounts due under tax receivable agreement	(3,905)	(60,527)

Net cash used for operating activities	(16,884)	(83,856)

Cash flows from investing activities
Purchases of property and equipment	(13,455)	(8,904)
Reinvestment of dividends on available-for-sale securities	(77)	(81)
Maturities of available-for-sale securities	1,198	1,535

Net cash used for investing activities	(12,334)	(7,450)

Cash flows from financing activities
Excess tax benefits from equity instrument share-based payment arrangements	981	—
Repurchase of share-based awards to satisfy tax withholdings	(1,762)	(899)
Proceeds from stock option exercises	1,970	47
Net increase (decrease) in deposits	96,278	(133,981)
Net (decrease) increase in borrowed federal funds	(46,905)	48,153
Net change in revolving line-of-credit facility	(36,800)	21,200
Purchase of shares of treasury stock	(10,464)	(2,018)

Net cash provided by (used for) financing activities	3,298	(67,498)

Effect of exchange rate changes on cash and cash equivalents	(176)	5

Net change in cash and cash equivalents	(26,096)	(158,799)
Cash and cash equivalents, beginning of period	39,304	183,117

Cash and cash equivalents, end of period	$13,208	$24,318

Supplemental cash flow information
Interest paid	$1,317	$19,755
Income taxes paid	$15,031	$390
Conversion of preferred stock shares and accrued preferred dividends to common stock shares	$10,004	$—

Exhibit 1
Wright Express Corporation Reconciliation of Adjusted Net Income to GAAP Net Income Second Quarter and Year to Date 2010 and 2009
(in thousands) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009

Adjusted net income	$26,792	$22,413	$50,466	$38,665
Unrealized gains and losses on fuel price derivatives	6,533	(22,574)	(287)	(29,045)
Amortization of acquired intangible assets	(1,343)	(1,248)	(2,715)	(2,528)
Asset impairment charge	—	—	—	(421)
Non-cash adjustments related to the tax receivable agreement	—	—	—	(570)
Gain on extinguishment of liability	—	136,485	—	136,485
Tax impact	(1,946)	(41,886)	1,126	(38,419)

Net income	$30,036	$93,190	$48,590	$104,167

Although adjusted net income is not calculated in accordance with generally accepted accounting principles (GAAP), this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the derivative instruments, and excludes the amortization of purchased intangibles, the net impact of tax rate changes on the Company's deferred tax asset and related changes in the tax-receivable agreement, and non-cash asset impairment charges. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price derivative contracts;
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate; and
  The amortization of purchased intangibles and asset impairment have no impact on the operations of the business.

For the same reasons, Wright Express believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by Wright Express may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company's GAAP tax provision and a pro forma tax provision based upon the Company's adjusted net income before taxes. The methodology utilized for calculating the Company's adjusted net income tax provision is the same methodology utilized in calculating the Company's GAAP tax provision.

Exhibit 2
Wright Express Corporation Selected Non-Financial Metrics

	Q2 2010	Q1 2010	Q4 2009	Q3 2009	Q2 2009
Fleet Payment Processing Revenue:
Payment processing transactions (000s)	52,866	49,118	50,235	53,036	51,579
Gallons per payment processing transaction	20.5	20.2	20.4	20.4	20.4
Payment processing gallons of fuel (000s)	1,081,238	993,935	1,023,346	1,080,678	1,050,835
Average fuel price	$2.87	2.76	2.64	2.58	2.33
Payment processing $ of fuel (000s)	$3,105,194	2,740,701	2,706,295	2,784,619	2,443,482
Net payment processing rate	1.75%	1.78%	1.75%	1.77%	1.82%
Fleet payment processing revenue (000s)	$54,468	48,713	47,376	49,397	44,453

MasterCard Payment Processing Revenue:
MasterCard purchase volume (000s)	$1,036,144	852,631	786,510	875,752	771,469
Net interchange rate	1.07%	1.06%	1.12%	1.10%	1.11%
MasterCard payment processing revenue (000s)	$11,136	9,051	8,836	9,660	8,589

Note: The condensed consolidated statement of income has been corrected for an immaterial error related to the classification of customer discounts for electronic payments. Payment processing revenue and operating interest expense decreased by the same amount each period. Operating income and net income were not impacted by this change.

Definitions and explanations:
Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with Wright Express.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with Wright Express.

Payment processing $ of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with Wright Express.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that Wright Express records as revenue from merchants less any discounts given to fleets or strategic relationships.

MasterCard purchase volume represents the total dollar value of all transactions that use a Wright Express MasterCard branded product.

Net interchange rate represents the percentage of the dollar value of each MasterCard transaction that Wright Express records as revenue less any discounts given to customers.

CONTACT:
News media contact:
Wright Express
Jessica Roy, 207-523-6763
Jessica_Roy@wrightexpress.com
or
Investor contact:
Wright Express
Steve Elder, 207-523-7769
Steve_Elder@wrightexpress.com